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                                 EXHIBIT NO. 4

                       THE VARIABLE ANNUITY CONTRACT FORM

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[NATIONWIDE LOGO]
NATIONWIDE LIFE INSURANCE COMPANY
             Home Office  Columbus, Ohio
          (Hereinafter Called the Company)

--------------------------------------------------------------------------------
             APPLICATION FOR GROUP MODIFIED SINGLE PURCHASE PAYMENT
              DEFERRED VARIABLE ANNUITY CONTRACT, NON-PARTICIPATING
                                     MADE TO

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Called Nationwide)
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                                   [Applicant]
--------------------------------------------------------------------------------
                            (Exact Name of Applicant)

The Applicant applies for Group Modified Single Purchase Payment Deferred Variable Annuity Form No. APO-3416

The Applicant approves and accepts the terms of the Contract.

The Applicant certifies that to the best of his or her knowledge the Applicant has authority to enter into the Contract.

If Nationwide fails to accept this Application, the amounts received will be refunded without interest or charge.

      [January 1, 1994]                        [John Doe]
-----------------------------       ---------------------------------
            Date                             Agent Signature

      [January 1, 1994]                        [Mary Doe]
-----------------------------       ---------------------------------
            Date                      Person Signing for Applicant

      [January 1, 1994]                         [Officer]
-----------------------------       ---------------------------------
        Date of Issue                             Title

[NATIONWIDE LOGO]
NATIONWIDE LIFE INSURANCE COMPANY
P.O. BOX 16609
COLUMBUS, OHIO 43218-2008
1-800-848-6331
(Hereinafter called the Company)


          In consideration of the Application for this Contract made by

      Key Trust, Trustee, Nationwide BEST OF AMERICA(R) Group Master Trust
--------------------------------------------------------------------------------
                    (hereinafter called the Contract Holder)

FBO           Customers of                   Re:
    ----------------------------------          --------------------------------
    (Name of B/D)                               (Indicate NQ, IRA , 403(b), 401,
                                                             or CRT)


and of the payment of Purchase Payments as provided herein, the Company agrees to pay, in accordance with and subject to the terms and conditions of this Contract, the benefits herein set forth with respect to each Certificate Owner.


CONTRACT: Group Modified Single Purchase Payment Deferred Variable Annuity, Non-Participating, Non-Qualified Contract.

Executed for the Company on the Date of Issue.


/s/ Gordan E. McCutchan                            /s/ Joseph J. Gasper
                  Secretary                                          President


READ YOUR CONTRACT CAREFULLY

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, OR WHEN SUBJECT TO MARKET VALUE ADJUSTMENT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

                                TABLE OF CONTENTS


DEFINITIONS..............................................................3

GENERAL PROVISIONS.......................................................5
     CERTIFICATE ACCOUNT
     LIMITATION ON CONTRACT OWNER'S RIGHTS
     ENTIRE CONTRACT
     NON-PARTICIPATING
     INCONTESTABILITY
     ALTERATION OR MODIFICATION
     ASSIGNMENT
     MISSTATEMENT OF AGE
     PROTECTION OF PROCEEDS
     INFORMATION-RECORDS
     REPORTS
     NUMBER AND GENDER

DEDUCTIONS AND CHARGES...................................................6

OWNERSHIP PROVISIONS.....................................................6

DEATH PROVISIONS.........................................................6
     DEATH BENEFIT PAYMENT PROVISIONS

ACCUMULATION PROVISIONS..................................................7
     MODIFIED SINGLE PURCHASE PAYMENTS
     CONTRACT VALUE

SURRENDERS AND WITHDRAWALS...............................................7

DISTRIBUTIONS PROVISIONS.................................................8

ANNUITIZATION PROVISIONS.................................................8

DEFINITIONS
-----------

ANNUITANT - The person designated with respect to each Certificate Owner's account to receive annuity payments and upon whose continuation of life any annuity payments involving life contingencies depends. This person must be age 85 or younger at the time of Certificate issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

ANNUITIZATION - The period during which annuity payments are received.

ANNUITIZATION DATE - The date the annuity payments commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence. The Annuity Commencement Date is shown on the Data Page of the Certificate Agreement, and is subject to change by the Certificate Owner.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Certificate Agreement.

BENEFICIARY - The person designated with respect to the Certificate Owner's account to receive certain benefits under the Contract upon the death of the Annuitant prior to the Annuitization Date. The Beneficiary can be changed by the Certificate Owner as set forth in the Certificate Agreement.

CERTIFICATE AGREEMENT - The document which describes a Certificate Owner's rights and benefits.

CERTIFICATE ACCOUNT - An account in which all financial transactions occurring under the Contract prior to the Annuitization Date with respect to the Certificate Owner are recorded.

CERTIFICATE ACCOUNT VALUE - With respect to a Certificate Account, the sum of the value of all Accumulation Units attributable to the Certificate Account, plus any amount attributable to the Fixed Account, plus any amount attributable to the Variable Account and held under a Guaranteed Term Option (GTO) which may be subject to Market Value Adjustment.

CERTIFICATE EFFECTIVE DATE - With respect to each Certificate Owner, the first date Purchase Payments are credited on the Certificate Owner's behalf to the Contract.

CERTIFICATE OWNER (OWNER) - The person who possesses all rights under the Contract, including the right to designate and change any designations of the Certificate Owner, Contingent Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and Annuity Commencement Date. The Certificate Owner is the person named as owner in the enrollment form unless a subsequent change is made.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Certificate Agreement when the Annuitant dies before the Annuitization Date. If the Annuitant dies before the Annuitization Date, The Contingent Annuitant becomes the Annuitant. All provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant. A Contingent Annuitant may not be named for Contracts issued as Qualified Contracts, Individual Retirement Annuities, SEP-IRAs, or Tax Sheltered Annuities.

CONTINGENT BENEFICIARY - The person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.


CONTINGENT CERTIFICATE OWNER - A Contingent Certificate Owner succeeds to the rights of the Certificate Owner upon the Certificate Owner's death before Annuitization. A Contingent Certificate Owner may not be named for contracts issued as qualified contracts, Individual Retirement Annuities, SEP IRAs, or Tax Sheltered Annuities.

CONTRACT - The Group Modified Single Premium Deferred Variable Annuity issued to the Contract Holder and described herein.

CONTRACT ANNIVERSARY - Each 12 month anniversary the Contract remains in force commencing with Date of Issue.

CONTRACT HOLDER - The Entity named on the face page. The Contract Holder possesses no rights under the Contract.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant prior to Annuitization. This benefit does not apply upon the death of the Certificate Owner when the Certificate Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of the Certificate Owner's Certificate Account Value.

FIXED ACCOUNT - The Fixed Account is made up of all assets of the Company other than those in the Variable Account or any other segregated asset account of the Company.

GUARANTEED TERM OPTION (GTO) - A funding option offered under the Contract which provides a guaranteed interest rate (the Specified Interest Rate), paid over certain maturity durations (the Guaranteed Term), so long as certain conditions are met.

HOME OFFICE - The Home Office is the main office of the Company located in Columbus, Ohio.

JOINT CERTIFICATE OWNER - The Joint Certificate Owner, if any, possesses an undivided interest in the entire Certificate Account in conjunction with the Certificate Owner. If a Joint Certificate Owner is named, references to "Certificate Owner" or "Joint Certificate Owner" will apply to both the Certificate Owner and Joint Certificate Owner or either of them. Where such a restriction is permitted by state law, Joint Owners must be spouses at the time joint ownership is requested. Joint ownership may be selected only for a Non-Qualified Contract.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401 or 403(a) (qualified plans), 408
(IRAs) or 403(b) (Tax-Sheltered Annuities) of the Code.

PURCHASE PAYMENT - A deposit of new value into the Contract. The term "Purchase Payment" does not include transfers between the Variable Account and Fixed Account, or among the Sub-Accounts.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated. The Variable Account is divided into Sub-Accounts, each of which invests in the shares of a separate underlying mutual fund.

GENERAL PROVISIONS
------------------

CERTIFICATE ACCOUNT

The Company shall establish and maintain a Certificate Account for each Certificate Owner under this Contract.

LIMITATIONS ON CONTRACT HOLDER'S RIGHTS

The Contract Holder rights under the Contract with respect to a Certificate Account are delegated to the Certificate Owner. A Certificate Owner has the sole authority to exercise contractual rights with respect to the Certificate Account. These rights are described in the Certificate Agreement.

ENTIRE CONTRACT

The Contract is the entire agreement between the Company and the Contract Holder. All statements made in the application will be deemed to be representations and not warranties.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Contract will not be contested.

ALTERATION OR MODIFICATION

The Company reserves the right to: (1) not accept any new Certificate Owners in the Contract as of a specified date; (2) discontinue the Fixed Account option for any new Certificate Owner as of a specified date: and (3) not accept future deposits into the Fixed Account from existing Certificate Owners.

The Company reserves the right to change any other provision of this Contract as of the first Contract Anniversary, and at any time thereafter, by giving written notice to the Contract Holder not less than 90 days before the effective date of the change. No such change will adversely affect the rights of any Certificate Owner with an interest in the Contract prior to the effective date of the change unless: (1) the change is required by a governmental agency, or (2) the consent of every Certificate Owner with a contractual interest is obtained.

All changes in or to the terms of the Contract must be: (1) made in writing; and
(2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of this Contract.

ASSIGNMENT

Where permitted, the Certificate Owner may assign some or all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company shall not be liable as to any payment or other settlement made by the Company before recording of the assignment. The Company is not responsible for the validity or tax consequences of any assignment. Such assignment will take effect upon receipt and recording by the Company at its Home Office of written notice executed by the Certificate Owner. Where necessary for proper administration of the terms of the Contract, an assignment will not be recorded until the Company has received sufficient direction from the Certificate Owner and assignee as to the proper allocation of Contract rights under the assignment.

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The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in the Contract are personal to the Certificate Owner and may not be assigned without written consent of the Company.

MISSTATEMENT OF AGE

If the age or sex of any Annuitant has been misstated, all payments and benefits under the Contract will be adjusted as provided for in the Certificate Agreement.

PROTECTION OF PROCEEDS

Proceeds of any interest under the Contract are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

INFORMATION - RECORDS

The Contract Holder or Certificate Owner shall furnish all information which the Company may reasonably require for the administration of the Contract or Certificate Agreement. The Company will not be liable for the fulfillment of any obligations until it receives all information in a satisfactory form.

REPORTS

At least once each year, prior to the Annuitization Date, a report showing the Certificate Account Value will be provided to the Certificate Owner.

NUMBER AND GENDER

Unless otherwise provided, all references in the Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

DEDUCTIONS AND CHARGES
----------------------

The Company will charge against each Certificate Account Value the amount of any premium taxes levied by a state or any other government entity.

The Company will deduct a Mortality and Expense Risk Charge equal on an annual basis to [not greater than 0.95%] . This charge will be applied to the daily net asset value of each Certificate Variable Account value.

All deductions and charges will be made for the purposes of and in the manner prescribed in the Certificate Agreement.

OWNERSHIP PROVISIONS
--------------------

All ownership rights of the Certificate Owner, Joint Certificate Owner, Contingent Certificate Owner, Annuitant, Contingent Annuitant and Beneficiary are defined in the Certificate Agreement.

DEATH PROVISIONS
----------------

Upon the death of any Certificate Owner, prior to Annuitization, the Certificate Owner's entire interest in the Contract will be distributed in accordance with and in the manner described under the Death Provisions of the Certificate Agreement and as required by Section 72(s) of the Code.

Prior to Annuitization, a Death Benefit is payable upon the death of the Annuitant. The Death Benefit will be distributed in accordance with and in the manner described under the Death Provisions of the Certificate Agreement and as required by Section 72(s) of the Code.

In the event that an interest under this Contract is owned by a person that is not a natural person (e.g., a trust or corporation), then, for purposes of the Required Distribution Provisions of the Certificate Agreement, (i) the death of the Annuitant shall be treated as the death of any Certificate Owner, (ii) any change of the Annuitant shall be treated as the death of any Certificate Owner, and (iii) in either case the appropriate distribution required under the distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined by Section 72(s)(6)(B) of the Code.

Each interest in the Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly all provisions of the Contract shall be interpreted and administered in accordance with the requirements of
Section 72(s) of the Code. In no event shall any payment be deferred beyond the limits permitted by Section 72(s) of the Code. The Company reserves the right to amend the Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exit from time to time.

DEATH BENEFIT PAYMENT PROVISIONS

The value of the Death Benefit will be determined as of the date specified in the Certificate Agreement and will be calculated in the manner described therein.

ACCUMULATION PROVISIONS
-----------------------

MODIFIED SINGLE PURCHASE PAYMENTS

A Certificate Owner's interest in the Contract is bought for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all Purchase Payments for any one Annuitant under this and any other annuity contract(s) issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Certificate Effective Date. The initial Purchase Payment made on behalf of each Certificate Owner may not be less than $15,000. Certificate Owner Purchase Payments, if any, after the initial Purchase Payment must be at least $1,000 and may be made at any time.

Based on the Certificate Owner's election, Purchase Payments will be allocated to the Variable Account, the Fixed Account, or to a Guaranteed Term Option. These accounts and options, applicable provisions, and restrictions and rights applicable to the Certificate Owner, are defined and described in the Certificate Agreement.

CONTRACT VALUE

The Contract Value at any time will be the sum of all (1) Variable Certificate Account Values; and (2) Fixed Certificate Account Values, and (3) amounts allocated under each Certificate Account to a GTO.

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SURRENDERS AND WITHDRAWALS
--------------------------

SURRENDERS

The Certificate Owner may surrender part or all of the Certificate Account Value at any time a Certificate Agreement is in force and prior to the earlier of the Annuitization Date or the death of the Annuitant. All conditions and restrictions applicable to Certificate Account surrenders are prescribed in the Certificate Agreement.

The Company has the right to suspend or delay the date of any surrender payment from the Variable Account for any period defined in the Certificate Agreement.

CONTINGENT DEFERRED SALES CHARGE

If part or all of the Certificate Account Value is surrendered, a Contingent Deferred Sales Charge (CDSC) may be made by the Company. The CDSC is designed to cover expenses relating to the sale of the Certificate Account interest. All provisions governing the applicability of CDSC, including the waivers of CDSC, are prescribed in the Certificate Agreement.

SYSTEMATIC WITHDRAWALS

The Certificate Owner may elect in writing on a form provided by the Company to take Systematic Withdrawals as prescribed in the Certificate Agreement.

TRANSFER PROVISIONS

A Certificate Owner may transfer among the accounts available under a Certificate Agreement. Restrictions and limitations regarding the Certificate Owner's right to make transfers are described in the Certificate Agreement.

DISTRIBUTION PROVISIONS
-----------------------

The events will give rise to a Distribution of a Certificate Account are defined in the Certificate Agreement.

ANNUITIZATION PROVISIONS
------------------------

All Annuitization Provisions, including the selection and change of Annuity Payment Options, the Annuity Commencement Date, calculation and frequency of payments, and the available Annuity Payment Options are prescribed in the Certificate Agreement.

A Supplementary Agreement will be issued to the Annuitant within 30 days following the Annuitization Date. The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

[NATIONWIDE LOGO]
NATIONWIDE LIFE INSURANCE COMPANY
P.O. BOX 16609
COLUMBUS, OHIO 43218-2008
1-800-848-6331
(Hereinafter called the Company)


                              CERTIFICATE AGREEMENT


                         ------------------------------
                           Certificate Effective Date



------------------------           ---------------           -------------------
 Certificate Owner Name             Date of Birth              Social Security
                                                                    Number

                        NATIONWIDE LIFE INSURANCE COMPANY
                                  COLUMBUS OHIO


Nationwide Life Insurance Company ("Nationwide") issues this Certificate of Participation ("Certificate Agreement") to the Certificate Owner named below. The terms of the Certificate Owner's rights, benefits, and options are shown in the following pages.

This Certificate Agreement describes the Certificate Owner's rights and benefits. It is not part of, nor does it modify any provisions of the Contract.

Group Contract Number:
                       --------------------------------------------------------

Group Contract Holder: Trustee, Nationwide BEST OF AMERICA(R) Group Master Trust
                       ---------------------------------------------------------

FBO                                          Re:
    ------------------------------------         -------------------------------
    (Name of B/D)                                (Indicate NQ, IRA, 403(b), 401,
                                                              or CRT)

To be sure that the Certificate Owner is satisfied with this Certificate, the Certificate Owner has a TEN DAY "FREE LOOK". Within ten days of the day the Certificate is received by the Certificate Owner, it may be returned to the Home Office of the Company. When the Certificate is received at the Home Office, the Certificate Account Value will be refunded in full.


/s/ Gordan E. McCutchan                            /s/ Joseph J. Gasper
                  Secretary                                          President


ANNUITY PATMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, OR WHEN SUBJECT TO A MARKET VALUE ADJUSTMENT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR OR APPLICATION OF A MARKET VALUE ADJUSTMENT, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

             NOTICE - The details of the variable provisions in the
                   Certificate may be found on Pages 16 and 24

                            SUMMARY OF PARTICIPATION

As a Certificate Owner in the Group Modified Single Purchase Payment Deferred Variable Annuity, you are entitled to certain rights, benefits and options. Here is a summary of your rights. A more detailed description is provided in this Certificate Agreement (and any applicable endorsements).

You have the right to:

o choose from a variety of fund options in which your purchase payments will be invested;

o make additional purchase payments (a minimum of $1,000) after the initial payment;

o    transfer variable assets among the various funds without a charge;

o    make telephone exchanges where permitted by state law;

o withdraw free of a contingent deferred sales charge each year, 10% of your purchase payments (non-cumulative);

o    make withdrawals pursuant to a systematic withdrawal program;

o    choose a beneficiary of the death benefit;

o    choose an annuity commencement date, as permitted by the Internal Revenue
     Code;

o    choose an annuity option when you annuitize your interest in the Contract.

Your rights under this Certificate Agreement cannot be taken away from you. Your benefits under this Certificate Agreement cannot be denied. However, this does not mean that the benefits must be paid to you immediately. The provisions of the Internal Revenue Code are designed to discourage receiving benefits before retirement.

If this Certificate Agreement is issued pursuant to an Individual Retirement Annuity contract, this Certificate Agreement and the benefits under it cannot be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any purpose, to any person other than the Company.

                                    CONTENTS

DATA PAGE...........................................................INSERT

CONTENTS...............................................................3

DEFINITIONS............................................................5

GENERALPROVISIONS......................................................9
         CERTIFICATE ACCOUNT
         ENTIRE CONTRACT
         NON-PARTICIPATING
         INCONTESTABILITY
         CONTRACT SETTLEMENT
         EVIDENCE OF SURVIVAL
         ALTERATION OR MODIFICATION
         ASSIGNMENT
         PROTECTION OF PROCEEDS
         MISSTATEMENT OF AGE OR SEX
         INFORMATION - RECORDS
         REPORTS
         NUMBER AND GENDER

DEDUCTIONS AND CHARGES.................................................10
         DEDUCTION FOR PREMIUM TAXES
         MORALITY AND EXPENSE RISK CHARGE

OWNERSHIP PROVISIONS...................................................11
         CERTIFICATE OWNERSHIP PROVISIONS
         JOINT CERTIFICATE OWNERSHIP PROVISIONS
         CONTINGENT CERTIFICATE OWNERSHIP PROVISIONS
         BENEFICIARY PROVISIONS

DEATH PROVISIONS.......................................................12
         DEATH OF CERTIFICATE OWNER
         DEATH OF CERTIFICATE OWNER/ANNUITANT PROVISIONS
         DEATH OF ANNUITANT PROVISIONS
         REQUIRED DISTRIBUTION PROVISIONS
         DEATH BENEFIT PAYMENT PROVISIONS

ACCUMULATION PROVISIONS................................................14
         MODIFIED SINGLE PURCHASE PAYMENTS
         ALLOCATION OF PURCHASE PAYMENTS
         CERTIFICATE ACCOUNT VALUE
         CONTRACT VALUE
         FIXED ACCOUNT CERTIFICATE VALUE
         FIXED ACCOUNT PROVISIONS
         INTEREST TO BE CREDITED
         VARIABLE ACCOUNT CERTIFICATE VALUE
         THE VARIABLE ACCOUNT
         INVESTMENTS OF THE VARIABLE ACCOUNT
         VALUATION OF ASSETS
         VARIABLE ACCOUNT ACCUMULATION UNITS
         VARIABLE ACCOUNT ACCUMULATION UNIT VALUE
         NET INVESTMENT FACTOR
         THE MULTIPLE MATURITY ACCOUNT
         GUARANTEED TERM OPTIONS
         MARKET VALUE ADJUSTMENT FORMULA

SURRENDERS, WITHDRAWALS AND TRANSFERS..................................18
         SURRENDERS
         SURRENDER VALUE
         SUSPENSION OR DELAY IN PAYMENT OF SURRENDER
         CONTINGENT DEFERRED SALES CHARGE
         WITHDRAWALS WITHOUT CHARGE
         SYSTEMATIC WITHDRAWALS
         TRANSFER PROVISIONS

DISTRIBUTION PROVISIONS................................................21

ANNUITIZATION PROVISIONS...............................................21
         ANNUITIZATION
         ANNUITY COMMENCEMENT DATE
         CHANGE OF ANNUITY COMMENCEMENT DATE
         CHANGE OF ANNUITY PAYMENT OPTION
         SELECTION OF PAYMENT OPTION
         SUPPLEMENTARY AGREEMENT
         FREQUENCY AND AMOUNT OF PAYMENTS
         FIXED ANNUITY PROVISION
         VARIABLE ANNUITY PROVISIONS
         DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT
         ANNUITY UNIT VALUE
         VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

ANNUITY PAYMENT OPTIONS................................................23
         GENERAL
         INDIVIDUAL CERTIFICATE
         LIFE ANNUITY
         JOINT AND LAST SURVIVOR ANNUITY
         LIFE ANNUITY - MONTHLY PAYMENTS GUARANTEED
         ANY OTHER OPTION

TABLE..................................................................25

DEFINITIONS
-----------

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

ANNIVERSARY VALUE - The Certificate Account Value on a Certificate Anniversary.

ANNUITANT - The person designated with respect to a Certificate Owner's account to receive annuity payments and upon whose continuation of life any annuity payments involving life contingencies depends. This person must be age 85 or younger at the time of Certificate Agreement issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

ANNUITIZATION -The period during which annuity payments are received.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence. The Annuity Commencement Date is shown on the Data Page of the Certificate Agreement, and is subject to change by the Certificate Owner.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Contract.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of Variable Annuity payments.

BENEFICIARY - The person designated with respect to a Certificate Owner's account to receive certain benefits under the Certificate Agreement upon the death of the Annuitant prior to the Annuitization Date. The Beneficiary can be changed by the Certificate Owner as set forth in the Certificate Agreement.

CERTIFICATE AGREEMENT - The document which describes a Certificate Owner's rights and benefits.

CERTIFICATE ACCOUNT - An account in which all financial transactions occurring under the Contract prior to the Annuitization Date with respect to a Certificate Owner are recorded.

CERTIFICATE ACCOUNT VALUE - With respect to a Certificate Account, the sum of the value of all Accumulation Units, plus any amount attributable to the Fixed Account, plus any amount held under a Guaranteed Term Option (GTO) which may be subject to Market Value Adjustment.

CERTIFICATE ANNIVERSARY - Each 12-month anniversary of the Certificate Effective Date.

CERTIFICATE EFFECTIVE DATE - With respect to each Certificate Owner, the first date Purchase Payments are credited on a Certificate Owner's behalf to the Contract.

CERTIFICATE OWNER (OWNER) - A person who possesses all rights under the Contract, including the right to designate and change any designations of a Certificate Owner, Contingent Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuity Commencement Date. A Certificate Owner is the person named as owner in the Enrollment Card unless a subsequent change is made.

CERTIFICATE YEAR - Each year the Certificate Agreement remains in force commencing with the Certificate Effective Date.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONSTANT MATURITY TREASURY RATES (CMT RATES) OR CMT RATES(S) - The formula (the MVA Formula) for deriving the MVA Factor is based on Constant Maturity Treasury
(CMT) Rates which are published by the Federal Reserve Board on a regular basis. The Company utilizes CMT Rates in its MVA Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets. CMT Rates for 1, 2, 3, 5, 7 and 10 years are published by the Federal Reserve Board on a regular basis.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Certificate Agreement when the Annuitant dies before the Annuitization Date. If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. All provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant. A Contingent Annuitant may not be named for Contracts issued as Qualified Contracts, Individual Retirement Annuities, SEP-IRAs, or Tax Sheltered Annuities.

CONTINGENT BENEFICIARY - The person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT CERTIFICATE OWNER - A Contingent Certificate Owner succeeds to the rights of a Certificate Owner upon the Certificate Owner's death before Annuitization. A Contingent Certificate Owner may not be named for Contracts issued as Qualified Contracts, Individual Retirement Annuities, SEP IRAs, or Tax Sheltered Annuities.

CONTRACT - The Group Modified Single Premium Deferred Variable Annuity issued to the Contract Holder.

CONTRACT ANNIVERSARY - Each 12 month anniversary the Contract remains in force commencing with Date of Issue.

CONTRACT HOLDER - The Entity named on the face page. The Contract Holder possesses no rights under Contract.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant or the Contingent Annuitant, if applicable. This benefit does not apply upon the death of the Certificate Owner when the Certificate Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of a Certificate Owner's Certificate Account Value.

ENROLLMENT CARD - The form required for participation in the Contract.

FIXED ACCOUNT - The Fixed Account is made up of all assets of the Company other than those in the Variable Account or any other segregated asset account of the Company.

FIXED ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED TERM - The three, five, seven or ten year period corresponding respectively to a three, five, seven or ten year Guaranteed Term Option (GTO). Amounts allocated to a GTO shall be credited with a Specified Interest Rate over the corresponding Guaranteed Term, so long as such amounts are not distributed from the GTO prior to the Maturity Date.

Because every Guaranteed Term will end on the final day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation of the GTO.

GUARANTEED TERM OPTION (GTO) - A funding option offered under the Contract which provides a guaranteed interest rate (the "Specified Interest Rate"), paid over certain maturity durations (the "Guaranteed Term"), so long as certain conditions are met. Three, five, seven and ten year GTOs are offered. If amounts allocated to a GTO are not distributed from the GTO during the duration of its Guaranteed Term, the value of the amounts allocated under the GTO will reflect the amount of the allocation plus interest accrued at the Specified Interest Rate and will be available for distribution with no Market Value Adjustment during the Maturity Period. Prior to the Maturity Period for the GTO selected, amounts allocated to such GTO will be subject, upon distribution, to fluctuations in value in accordance with a Market Value Adjustment. GTOs are available only prior to Annuitization.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Internal Revenue Code.

INTEREST RATE GUARANTEE PERIOD - The interval of time during which an interest rate credited to the Fixed Account is guaranteed to remain the same. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer. At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one year later.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO.

JOINT CERTIFICATE OWNER- The Joint Certificate Owner, if any, possesses an undivided interest in the entire Certificate Account in conjunction with the Certificate Owner. If a Joint Certificate Owner is named, references to "Certificate Owner" or "Joint Certificate Owner" will apply to both the Certificate Owner and Joint Certificate Owner or either of them. Where such a restriction is permitted by state law, Joint Certificate Owners must be spouses at the time joint ownership is requested. Joint ownership may be selected only for a Non-Qualified Contract.

MARKET VALUE ADJUSTMENT (MVA) - The upward or downward adjustment in value, of amounts allocated to a GTO which prior to the Maturity Period for the GTO are:
1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Contract; 3) distributed pursuant to the death of the Owner or Annuitant; or 4) annuitized under this Contract at any time other than the Maturity Period. A Market Value Adjustment generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Term of the GTO selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the Market Value Adjustment will result in a downward adjustment of amounts allocated to a GTO. If the Specified Interest Rate is higher than prevailing interest rates, application of the Market Value Adjustment will result in an upward adjustment of amounts allocated to a GTO. The Market Value Adjustment is applied only when amounts allocated to a GTO are distributed from the GTO prior to a Maturity Period.

MVA FACTOR - The value multiplied by the Specified Value, or that portion of the Specified Value being distributed from a GTO in order to effect a Market Value Adjustment. The MVA Factor will either be less than 1 (in which case the amount distributed will be decreased) or greater than 1 (in which case the amount distributed will be increased). If the MVA Factor is exactly 1, the amount distributed will neither be increased or decreased. The MVA Factor is derived from the MVA Formula.

MVA FORMULA - The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to a Market Value Adjustment. The MVA Formula is a calculation expressing the relationship between three factors:
(1) the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO; (2) the CMT Rate at the time of distribution for a period of time equivalent to the time remaining in the GTO; and (3) the number of days remaining until the Maturity Date of the GTO. The result of the MVA Formula is the MVA Factor.

MATURITY DATE - The date on which a particular GTO matures. Such date will be the last day of a calendar quarter on which the third, fifth, seventh or tenth anniversary of the date on which amounts are allocated to a three, five, seven or ten year GTO, respectively.

MATURITY PERIOD - The period of time during which the value of amounts allocated under a GTO, may be distributed without any Market Value Adjustment. The Maturity Period shall begin on the day following the Maturity Date and will end on the thirtieth day thereafter.

MULTIPLE MATURITY ACCOUNT - A separate account of the Company established for the purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Contracts.

MUTUAL FUNDS (FUNDS) - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401 or 403(a) (qualified plans), 408
(IRAs) or 403(b) (Tax-Sheltered Annuities) of the Code.

PURCHASE PAYMENT - A deposit of new value into the Contract. The term "Purchase Payment" does not include transfers between the Variable Account and Fixed Account, among the Sub-Accounts or to or from a GTO.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed for any reason from the GTO prior to the GTO Maturity Period or Maturity Date. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

SPECIFIED VALUE - The amount of a GTO allocation minus withdrawals and transfers out of the GTO, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times other than during the Maturity Period.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's underlying Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated. The Variable Account is divided into Sub-Accounts, each of which invests in the shares of a separate underlying Mutual Fund.

VARIABLE ANNUITY - An annuity providing for payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

GENERAL PROVISIONS
------------------

CERTIFICATE ACCOUNT

Each Certificate Owner's Purchase Payments are deposited to the Contract. The Company shall establish and maintain a Certificate Account for each Certificate Owner under the Contract.

ENTIRE CONTRACT

The Certificate Agreement and endorsements, if any, make up the Entire Agreement between the Company and the Certificate Owner. The Contract Holder delegates rights to each Certificate Owner with respect to a Certificate Owner's Certificate Account.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

Neither the Contract, Certificate Agreement, endorsements nor attachments will be contested.

CONTRACT SETTLEMENT

The Company may require the Certificate Agreement to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Certificate Agreement are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Certificate Agreement depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract or the Certificate Agreement must be: (1) made in writing; and (2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Contract or Certificate Agreement.

The Company reserves the right to: (1) not accept any new Certificate Owners into the Contract as of a specified date; (2) discontinue the Fixed Account option for any new Certificate Owner as of a specified date; and not accept future deposits into the Fixed Account from existing Certificate Owners.

ASSIGNMENT

Where permitted, a Certificate Owner may assign some or all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company shall not be liable as to any payment or other settlement made by the Company before recording of the assignment. The Company is not responsible for the validity or tax consequences of any assignment. Such assignment will take effect upon receipt and recording by the Company at its Home Office of written notice executed by the Certificate Owner. Where necessary for proper administration of the terms of the Contract, an assignment will not be recorded until the Company has received sufficient direction from the Certificate Owner and assignee as to the proper allocation of Contract rights under the assignment.

The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in this Contract are personal to the Certificate Owner and may not be assigned without written consent of the Company.

PROTECTION OF PROCEEDS

Proceeds under this Certificate Agreement are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Certificate Agreement will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Certificate Agreement. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Certificate Agreement.

REPORTS

At least once each year, prior to the Annuitization Date, a report showing the Certificate Account Value will be provided to the Certificate Owner.

NUMBER AND GENDER

Unless otherwise provided, all references in this Certificate Agreement which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

DEDUCTIONS AND CHARGES
----------------------

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Certificate Account Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with applicable state law. The Company currently deducts such charges from a Certificate Owner's Account Value either (1) at the time the Certificate Agreement is surrendered, (2) at Annuitization, or (3) at such earlier date as the Company may be subject to such taxes.

MORTALITY AND EXPENSE RISK CHARGE

The Company will deduct a Mortality and Expense Risk Charge equal, on an annual basis, to not greater than 1.25% of the daily net asset value of the Certificate Owner's Variable Account. This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract. The Company assumes a "mortality risk" that fixed and variable annuity payments will not be affected by the death rates of persons receiving such payments or of the general population by virtue of annuity rates incorporated in the Contract which cannot be changed. The Company also assumes a mortality risk by its promise to pay in certain circumstances a Death Benefit that is greater than the Certificate Account Value. The "expense risk" involves the guaranty by the Company that it will not increase charges for administration of the Contract regardless of the Company's actual administrative expenses. Mortality and Expense Risk Charges which may be assessed under a Certificate Account will not be assessed against any allocation to a GTO.

OWNERSHIP PROVISIONS
--------------------

CERTIFICATE OWNERSHIP PROVISIONS

Unless otherwise provided, the Certificate Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT. Prior to the Annuitization Date, the Certificate Owner may name a new Certificate Owner. Such change may be subject to state and federal gift taxes and may also result in current federal income taxation. Any change of Certificate Owner designation will automatically revoke any prior Certificate Owner designation. Any request for change of Certificate Owner must be (1) made by proper written application, (2) received and recorded by the Company at its Home Office, and (3) may require a signature guarantee as specified in the "Surrender" provision of the Contract. Such a request must be signed by both the Certificate Owner and the person designated as the new Certificate Owner. Once the change is received and recorded by the Company, the change will become effective as of the date the written request is signed. Any change of Certificate Owner will not apply to any payment made or action taken by the Company prior to the time it was received and recorded by the Company.

Prior to the Annuitization Date, the Certificate Owner may request a change in the Annuitant, Contingent Annuitant, Contingent Certificate Owner, Beneficiary, or Contingent Beneficiary. Such request must be received by the Company at its Home Office prior to the Annuitization Date. Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, if any Certificate Owner is not a natural person the change of the Annuitant will be treated as the death of the Certificate Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions shall be made as if the Certificate Owner died at the time of such change.

On the Annuitization Date, the Annuitant shall become the Certificate Owner.

JOINT CERTIFICATE OWNERSHIP PROVISIONS

Where such a restriction is permitted by state law, Joint Certificate Owners must be spouses at the time joint ownership is requested. If a Joint Certificate Owner is named, the Joint Owner will possess an undivided interest in the Certificate Account. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Certificate Account, to change the Certificate Owner, the Contingent Certificate Owner, the Annuitant, the Contingent Annuitant, the Beneficiary, the Contingent Beneficiary, the Annuity Payment Option or the Annuitization Date) shall require a written request signed by both Certificate Owners.

CONTINGENT CERTIFICATE OWNERSHIP PROVISIONS

The Contingent Certificate Owner is the person who may receive certain benefits under the Certificate Agreement if the Certificate Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Certificate Owner. If more than one Contingent Certificate Owner survives the Certificate Owner, each will share equally unless otherwise specified in the Contingent Certificate Owner designation. If no Contingent Certificate Owner survives a Certificate Owner and there is no surviving Joint Certificate Owner, all rights and interest of the Contingent Certificate Owner will vest in the Certificate Owner's estate.

If a Certificate Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Certificate Owner does not have any rights in the Contract. However, if the Contingent Certificate Owner is also the Beneficiary, the Contingent Certificate Owner will have all the rights of a beneficiary.

Subject to the terms of any existing assignment, the Certificate Owner may change the Contingent Certificate Owner prior to the Annuitization Date by written notice to the Company. The change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Certificate Owner is living at the time of recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

BENEFICIARY PROVISIONS

The Beneficiary is the person or persons who may receive certain benefits under the Certificate Agreement in the event the Annuitant dies prior to the Annuitization Date. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the Beneficiary designation. If no Beneficiary survives the Annuitant, all rights and interest of the Beneficiary shall vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interests of the Contingent Beneficiary will vest with the Certificate Owner or the estate of the last surviving Certificate Owner.

Subject to the terms of any existing assignment, the Certificate Owner may change the Beneficiary or Contingent Beneficiary during the lifetime of the Annuitant by written notice to the Company. The change, upon receipt and recording by the Company at Home Office, will take effect as of the time the written notice was signed, whether or not the Annuitant is living at the time of the recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

DEATH PROVISIONS
----------------

DEATH OF CERTIFICATE OWNER PROVISIONS

If any Certificate Owner and the Annuitant are not the same person and such Certificate Owner dies prior to the Annuitization Date then the Joint Certificate Owner, if any, becomes the new Certificate Owner. If there is no surviving Joint Certificate Owner, the Contingent Certificate Owner becomes the new Certificate Owner. If there is no surviving Contingent Certificate Owner, the last surviving Certificate Owner's estate becomes the new Certificate Owner. The entire interest in the Certificate Account Value must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CERTIFICATE OWNER/ANNUITANT PROVISIONS

If any Certificate Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the Beneficiary, the Contingent Beneficiary, the Certificate Owner, or the last surviving Certificate Owner's estate, as specified in the "Beneficiary Provisions", and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT PROVISIONS

If the Certificate Owner and Annuitant are not the same person, and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, the Certificate Owner, or the last surviving Certificate Owner's estate, as specified in the Beneficiary Provision, unless there is a surviving Contingent Annuitant.
In such case, the Contingent Annuitant becomes the Annuitant.

The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) election of an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. Such election must be received by the Company within 60 days of the Annuitant's death.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be paid according to the Annuity Payment Option selected.

REQUIRED DISTRIBUTION PROVISIONS

Upon the death of any Owner, Certificate Owner or Joint Certificate Owner (including an Annuitant or Annuitant who becomes the Certificate Owner of the Contract on the Annuitization Date) (each of the foregoing "a deceased Certificate Owner"), certain distributions are required by Section 72(s) of the Code. Nothwithstanding any provision of the Certificate Agreement to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any deceased Certificate Owner died on or after the Annuitization Date and before the entire interest under the Certificate Agreement has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Certificate Owner's death.

         2. If any deceased Certificate Owner died prior to the Annuitization Date, then the entire interest in the Certificate Agreement (consisting of either the Death Benefit or the Certificate Account Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Certificate Owner, provided however:

         (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Certificate Owner, Contingent Certificate Owner, Joint Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Certificate Owner's death (or such longer period as may be permitted by federal income tax regulations).

         (b) If the designated beneficiary is the surviving spouse of the deceased Certificate Owner, such spouse may elect to become the Certificate Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Certificate Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Certificate Owner, (ii) any change of the Annuitant shall be treated as the death of any Certificate Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Certificate Agreement that is not required to be subject to the provisions of 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Certificate Agreement (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in
Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in
Section 408 of the Code; or (v) which is a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

This Certificate Agreement is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of
Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. The Company reserves the right to amend this Certificate Agreement to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Upon the death of a "deceased Certificate Owner", the designated beneficiary must elect a method of distribution which complies with these above Distribution Provisions and which is acceptable to the Company. Such election must be made with 60 days of the Certificate Owner's death.

DEATH BENEFIT PAYMENT PROVISIONS

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)  a copy of a certified death certificate;
(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3) a written statement by a medical doctor who attended the deceased; or
(4) any other proof satisfactory to the Company.

If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of : (1) the Certificate Account Value; or (2) the sum of all Purchase Payments, less an adjustment for amounts surrendered; or (3) the Certificate Account Value as of the most recent five-year Certificate Anniversary occurring prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus Purchase Payments received after that five-year Certificate Anniversary date.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Certificate Value was reduced on the date of the partial surrender.


ACCUMULATION PROVISIONS
-----------------------

MODIFIED SINGLE PURCHASE PAYMENTS

The Certificate Agreement is provided in return for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all Purchase Payments under this and any other annuity Contract(s) issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Certificate Effective Date and may not be less than $15,000. Purchase payments, if any, after the initial Purchase Payment must be at least $1,000 and may be made at any time.

ALLOCATION OF PURCHASE PAYMENTS

The Owner elects to have the Purchase Payments allocated among the Fixed Account, the Sub-Accounts of the Variable Account, and the GTOs under the Multiple Maturity Account at the time of application. The allocation of future Purchase Payments may be changed by the Certificate Owner by a proper submission that is received and recorded by the Company.

CERTIFICATE ACCOUNT VALUE

The value of a Certificate Account at any time will be: (1) the Variable Account value held on behalf of the Certificate Owner; (2) the Fixed Account value held on behalf of the Certificate Owner; and (3) the value of amounts allocated to GTOs under the Multiple Maturity Account which may be subject to a Market Value Adjustment.

FIXED ACCOUNT CERTIFICATE VALUE

The Fixed Account Certificate Value at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, or surrenders.

FIXED ACCOUNT PROVISIONS

The Fixed Account is the general account of the Company. It is made up of all assets of the Company other than: (1) those in the Variable Account; and (2) those in any other segregated asset account.

INTEREST TO BE CREDITED

The Company will credit interest to the Fixed Account Certificate Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Certificate Owner in writing after each quarterly period. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than 3.0% per year or any lesser amount as permitted by state law.

VARIABLE ACCOUNT CERTIFICATE VALUE

The Variable Account Certificate Value is the sum of the value of all Variable Account Accumulation Units under this Certificate Agreement.

If: (1) part or all of the Variable Account Certificate Value is surrendered; or
(2) charges or deductions are made against the Variable Account Certificate Value; then, an appropriate number of Accumulation Units will be canceled or surrendered to equal such amount.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of the Company. The Company has allocated a part of its assets for the Contract and certain other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Mutual Funds. Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Certificate Owner.

INVESTMENTS OF THE VARIABLE ACCOUNT

The Purchase Payments applied to the Variable Account will be invested at net asset value in one or more of the Sub-Accounts.

VALUATION OF ASSETS

Mutual Fund shares in the Variable Account will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first Mutual Fund shares were available for purchase. The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the sum of:

     a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain Distributions made by the Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.   is the net result of:

     a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period; plus or minus

     b. the per share charge or credit for any taxes reserved for the last prior Valuation Period, plus or minus

     c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Mortality and Expense Risk Charge deducted from the Variable Account. Such factor is equal, on an annual basis, to not greater than 1.25% of the daily net asset value of the Variable Account.

For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

THE MULTIPLE MATURITY ACCOUNT

The Multiple Maturity Account is a separate account of the Company established for the purpose of facilitating accounting and investment processes undertaken by the Company in offering GTOs under the Contract. The Company will purchase and account for Multiple Maturity Account assets in a manner which will support the crediting of Specified Interest Rates under the various GTOs and the satisfaction of obligations incurred by the Company in the form of GTOs.

GUARANTEED TERM OPTIONS (GTOS)

At any particular time under this Contract, four GTOs will be available: a three year GTO, a five year GTO, a seven year GTO and a ten year GTO. Amounts allocated to a three year GTO will have a Guaranteed Term of three years, a five year GTO will have a Guaranteed Term of five years, and so on. Regardless of the source from which a GTO allocation is made, the minimum allocation is $1,000.

GTOs are not available as funding options if the Contract is annuitized. If a variable annuity Contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, an MVA will apply to amounts transferred to other investment options under the Contract which may be used during Annuitization.

For the duration of the Guaranteed Term of a GTO, the Company will credit a Specified Interest Rate on amounts remaining allocated under the GTO. A Market Value Adjustment will apply against all amounts which are transferred or surrendered from allocations under a GTO prior to the Maturity Period for the particular GTO. During the Maturity Period, allocations under a GTO may be transferred, surrendered, or distributed for any other reason without any Market Value Adjustment (a Contingent Deferred Sales Charge may apply on amounts surrendered). At all times other than during a Maturity Period, a Market Value Adjustment will apply to amounts distributed from allocations under a GTO.

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity contract holders having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Contract holders will then have the option of directing the withdrawal or transfer of the GTO without application of any MVA during the Maturity Period. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to a MVA. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date.

If no such direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred to the Money Market sub-account of the variable annuity. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to 1 per calendar year at all times other than during a Maturity Period.

MARKET VALUE ADJUSTMENT FORMULA

The formula for determining the MVA Factor is:

                           1 + a
                    ( ---------------- )(t)
                       1 + b + .0025

Where:

      a = the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

      b = the CMT rate at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless this would cause the number of years to exceed the Guaranteed Term.

      t = the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the CMT Rate utilized will be the rate published by the Federal Reserve Board, the Friday preceding the Wednesday before the Investment Period during which the allocation to the GTO was made.

In the case of b above, the CMT Rate utilized will be the rate published the Friday preceding the Wednesday preceding withdrawal, transfer or other distribution giving rise to the MVA.

For periods which do not coincide with the available CMT periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a GTO allocation during which the Specified Interest Rate for GTOs of the same duration is not changed, the MVA Factor will be equal to 1.

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the

Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of CMT Rates, or if, for any other reason, CMT Rates are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

SURRENDERS, WITHDRAWALS AND TRANSFERS
-------------------------------------

SURRENDERS

The Certificate Owner may surrender part or all of the Certificate Account Value at any time this Certificate Agreement is in force and prior to the earlier of the Annuitization Date or the death of the Annuitant or Contingent Annuitant, if any. All surrenders will have the following conditions:

1. The request for surrender must be in writing or in a form otherwise acceptable to the Company.

2. The surrender value will be paid to the Certificate Owner after proper written application and any proof of interest satisfactory to the Company are received at the Home Office.

3. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty. Payment of the Variable Certificate Account Value will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. Payment of the Fixed Certificate Account Value may be deferred up to six months following receipt of application.

4. When written application and proof of interest are received, the Company will surrender the number of Variable Account Accumulation Units, any amount from the Fixed Account; and any amount from any GTO under the Multiple Maturity Account needed to equal: (a) the dollar amount requested; plus (b) any Contingent Deferred Sales Charge which applies.

5. If a partial surrender is requested, unless the Certificate Owner has instructed otherwise, the surrender will be made as follows: (a) from the Variable Certificate Account; (b) from the Fixed Certificate Account; and
     (c) from the GTOs under the Multiple Maturity Account. The amounts surrendered from the Fixed Account, the Variable Account, and the GTOs will be in the same proportion that the Certificate Owner's interest in the Fixed Account, the Variable account, and the GTOs bear to the total Certificate Account Value.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Certificate Account is surrendered. The surrender value at any time will be:

The Certificate Account Value less;

1.   any Contingent Deferred Sales Charge which applies.

2.   premium taxes, if applicable.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

The Company has the right to suspend or delay the date of any Surrender payment from the Variable Account for any period:

1.   When the New York Stock Exchange is closed;

2.   When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account;

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5. When the request for Surrender is not made in a form acceptable by the Company.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 1, 2, 3, and 4 above exist.

The Company further reserves the right to delay payment of a total surrender of Certificate Owner's Fixed Account Value for up to six months in those states where applicable law requires the Company to reserve such right.

CONTINGENT DEFERRED SALES CHARGE

If part or all of the Certificate Account Value is surrendered, a Contingent Deferred Sales Charge may be made by the Company. The Contingent Deferred Sales Charge is designed to cover expenses relating to the sale of the Certificate Agreement.

The Contingent Deferred Sales Charge is calculated by multiplying the applicable Contingent Deferred Sales Charge percentages noted below by the Purchase Payments that are surrendered. For purposes of calculating the amount of the Contingent Deferred Sales Charge, surrenders are considered to come first from the oldest Purchase Payment attributed to the Certificate Account, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments attributed to the Certificate Account have been considered. (For tax purposes, a surrender is treated as a withdrawal of earnings first.)

Number of Completed Years     Contingent Deferred    Number of Completed Years     Contingent Deferred
  from Date of Purchase     Sales Charge Percentage    From Date of Purchase     Sales Charge Percentage
         Payment                                              Payment
----------------------------------------------------------------------------------------------------------
            0                         7%                         4                         4%
            1                         7%                         5                         3%
            2                         6%                         6                         2%
            3                         5%                         7                         0%

Contingent Deferred Sales Charges, if applicable, will be assessed against full or partial surrenders from GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to an MVA in addition to Contingent Deferred Sales Charges.

WITHDRAWALS WITHOUT CHARGE

During each Certificate Year, the Certificate Owner may withdraw without a Contingent Deferred Sales Charge (CDSC) a total amount equal to 10% of the sum of all Purchase Payments made to the Certificate Account. This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Certificate Year cannot be taken as free amounts in a subsequent Certificate Year.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under this Certificate Account for at least 84 months; (2) earnings attributable to Purchase Payments made to this Certificate Account; (3) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (4) amounts applied to an Annuity Payment Option after two years from the Date of Issue; or (5) amounts transferred among the Sub-Accounts or among the Fixed Certificate Account, the Variable Certificate Account and the GTOs under the Multiple Maturity Account.

In addition, when a Certificate Agreement described herein is exchanged for another Contract or Certificate Agreement issued by the Company or any of its affiliate insurance companies, of the type and class which the Company determines is eligible for such exchange, the Company will waive the Contingent Deferred Sales Charge on the first contract. A Contingent Deferred Sales Charge may apply to the contract received in the exchange.

When a Certificate Account is held by a Charitable Remainder Trust, the amount which may be withdrawn from this Certificate Account without application of a Contingent Deferred Sales Charge, shall be the larger of (a) or (b) where (a) is: the amount which would otherwise be available for withdrawal without application of a Contingent Deferred Sales Charge; and where (b) is the difference between the total Purchase Payments attributed to the Certificate Account as of the date of the withdrawal (reduced by previous withdrawals of such Purchase Payments), and the Certificate Account Value at the close of the day prior to the date of the withdrawal.

The amount of Contingent Deferred Sales Charge on the Certificate Account may be reduced when sales of the Contract interest are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the contract to a group of individuals under which such program results in savings of sales expenses. The entitlement of such a reduction in Contingent Deferred Sales Charge will be determined by the Company.

SYSTEMATIC WITHDRAWALS

The Certificate Owner may elect in writing on a form provided by the Company to take Systematic Withdrawals of a specified dollar amount (of at least $100) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Certificate Owner has an interest, and the Fixed Account. A Contingent Deferred Sales Charge may apply to Systematic Withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without Charge" provisions of the Contract. Each Systematic Withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty tax may be assessed on Systematic Withdrawals if the Contract Owner is under age 59-1/2. Unless otherwise directed by the Certificate Owner, the Company will withhold federal income taxes from each Systematic Withdrawal. An age-based Systematic Withdrawal program will terminate automatically at the end of each Certificate Year and may be reinstated only on or after the next Certificate Anniversary pursuant to a new request. Unless the Certificate Owner has made an irrevocable election of distributions of substantially equal periodic payments, the Systematic Withdrawals may be discontinued at any time by notification to the Company in writing.

If the Certificate Owner withdraws amounts pursuant to a Systematic Withdrawal program, then the Certificate Owner may withdraw each Certificate Year without a CDSC an amount up to the greater of (i) 10% of the total sum of all Purchase Payments made to the Contract at the time of withdrawal, or (ii) the specified percentage of the Certificate Account based on the Certificate Owner's age, as shown in the following table:

CERTIFICATE OWNER'S AGE             PERCENTAGE OF CERTIFICATE ACCOUNT VALUE
-----------------------             ---------------------------------------
Under 59-1/2                                            5%
59-1/2 to 70-1/2                                        7%
70-1/2 to 75                                            9%
75 and Over                                            13%


If the total amounts withdrawn in any Certificate Year exceed the CDSC-free amount as calculated under the Systematic Withdrawal method described above, then such total withdrawn amounts will be eligible only for the 10% of Purchase Payment CDSC-free withdrawal privilege described in the "Withdrawals Without Charge" provision of the Certificate Agreement, and the total amount of CDSC charged during the Certificate Year will be determined in accordance with that provision.

The Certificate Account value and the Certificate Owner's age for purposes of applying the CDSC-free withdrawal percentage described above are determined as of the date the request for a Systematic Withdrawal program is received and recorded by the Company at its Home Office. (In the case of Joint Certificate Owners, the older Certificate Owner's age will be used.) The Certificate Owner may elect to take such CDSC-free amounts only once each Certificate Year. Furthermore, this CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative, that is, free amounts not taken during any given Certificate Year cannot be taken as free amounts in a subsequent Certificate Year.

Systematic Withdrawals are not available prior to the expiration of the free look provision of the Contract. The Company also reserves the right to assess a processing fee for this service.

TRANSFER PROVISIONS

A Certificate Owner may annually transfer a portion of the value held on his behalf in the Fixed Account to the Variable Account and a portion of the Variable Account to the Fixed Account, without penalty or adjustment. Within any Certificate Year, the Company reserves the right to restrict transfers from the Variable Account to the Fixed Account to 10% of the Certificate Owner's Variable Account Value.

For purposes of the provisions in this section describing limitations or potential limitations on transfers to or from the Fixed Account, where available, the term "Variable Account" will be defined to include all GTO allocations under the Certificate Account. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during the Maturity Period.

A Certificate Owner may annually transfer at the end of an Interest Rate Guarantee Period, a minimum of 10% of the funds held on his behalf with a maturing interest rate guarantee from the Certificate Owner's Fixed Certificate Account to the Variable Certificate Account without penalty or adjustment. The maximum allowable transfer amount from the Fixed Certificate Account to the Variable Certificate Account will be determined by the Company at its sole discretion. Transfers from the Fixed Certificate Account must be made within 45 days after the expiration date of the Interest Rate Guarantee Period.

The Company reserves the right to refuse transfers or Purchase Payments into the fixed portion of the Certificate Account if the Certificate Owner's Fixed Account Certificate Value is greater than or equal to 30% of the total of the Certificate Account Value at the time such transfer is requested or such Purchase Payment is tendered. Transfers must be made prior to the Annuitization date. Transfers may occur among the Sub-Accounts once daily.

DISTRIBUTION PROVISIONS
-----------------------

The following events will give rise to a Distribution:

1. Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2. Death of the Annuitant prior to the Annuitization Date - Distribution to be made in accordance with the options available under the Annuitant provisions of this Certificate Agreement. When the Certificate Owner is a non-natural person, upon the death of the Annuitant, Distribution will be made in a manner that is consistent with the Required Distribution Provisions of this Certificate Agreement.

3. Death of an Owner - Distribution to be made in a manner consistent with the Required Distribution Provisions a this Certificate Agreement.

4. Other Surrender - Distribution to be made in accordance with the Surrender provisions of this Certificate Agreement.

ANNUITIZATION PROVISIONS
------------------------

ANNUITIZATION

This is the process of selecting an Annuity Payment Option to begin the payout phase of the Certificate Agreement. When making the Annuitization election the Annuitant must chose: (1) an Annuity Payout Option; and (2) elect either a Fixed Annuity, Variable Annuity or other annuity that may be available at the time of Annuitization.

As of the Annuitization Date, the Certificate Account Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the 1983 "Table a" with ages set back six years, with minimum interest at 3.0%. The rates shown in the Annuity Tables are calculated on this guarantee basis. Annuitization is irrevocable once payments have begun.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date may be the first day of a calendar month or any other agreed upon date. It must be at least two years after the Date of Issue. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's [90th] birthday, unless a later date has been requested by the Certificate Owner and approved by the Company. This date is selected by the Certificate Owner at the time of application. Any applicable premium taxes not already deducted may be deducted from the Certificate Account value at the Annuitization Date. The remaining Certificate Account Value will then be applied to the Annuity Payment Option selected by the Certificate Owner.

CHANGE OF ANNUITY COMMENCEMENT DATE

The Certificate Owner may change the Annuity Commencement Date. A change of Annuity Commencement Date must be made by written request, approved by the Company, and must comply with Annuity Commencement Date Provisions above.

CHANGE OF ANNUITY PAYMENT OPTION

The Certificate Owner may change the Annuity Payment Option prior to the Annuitization Date. A change of the Annuity Payment Option must be made by written request and must be received at the Home Office prior to the Annuitization Date. After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it is received.

SELECTION OF ANNUITY PAYMENT OPTION

An Annuity Payment Option may be selected prior to Annuitization. Any Annuity Payment Option NOT set forth in the Certificate Agreement or a combination of available options which is satisfactory to both the Company and the Annuitant may be selected. Options available for qualified contracts may be limited based on the age of the Annuitant and distribution requirements under the Code.

SUPPLEMENTARY AGREEMENT

A Supplementary Agreement will be issued within 30 days following the Annuitization Date. The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

FREQUENCY AND AMOUNT OF PAYMENTS

Payments will be made based on the Annuity Payment Option selected. However, if the net amount to be applied to any annuity payment option at the Annuitization Date is less than $5,000, the Company has the right to pay such amount in one lump sum.

If any payment provided for would be or becomes less than $50, the Company has the right to change the frequency of payment to an interval that will result in payments of at least $50. In no event will the Company make payments under an annuity option less frequently than annually, unless otherwise required.

FIXED ANNUITY PROVISIONS

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuitization Date, a designated portion of the Certificate Account Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected.

VARIABLE ANNUITY PROVISIONS

A Variable Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At the Annuitization Date, a designated portion of the Certificate Account Value will be applied to purchase rates not less favorable than those based on 1983 "Table a" with ages set back six years and 3.5% interest.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first Mutual Fund shares were bought. The value for any later Valuation Period is found as follows:

1. The Annuity Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

2. The result is multiplied by an interest factor. This is done because the Assumed Investment Rate of 3.5% per year is built into the Annuity Tables.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable Annuity payments after the first vary in amount. The payment amount changes with the investment performance of the Sub-Accounts within the Variable Account. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. This number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit Value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS
-----------------------

GENERAL

All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled to be made. The following is a list of options guaranteed to be made available by the Company.

INDIVIDUAL CERTIFICATE

The Company will issue an annuity certificate to each Annuitant or other person for whom an annuity is purchased under this Certificate Agreement, as of the date of the first payment under such annuity. Each certificate will set forth in substance the benefit to which such person entitled under the annuity. In addition if any applicable law so requires, the Company will issue a descriptive certificate to each Annuitant or other person for whom an annuity is purchased under the Contract. Each such certificate will set forth in substance the benefits to which such Annuitant or other person is entitled. The certificate will not be considered a part of the Contract.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND LAST SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the lifetimes of the Annuitant and designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Annuitant will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Certificate Agreement are available only if they are approved by both the Company and the Annuitant.

                       MONTHLY BENEFITS PER $1000 APPLIED
                                 ANNUITY TABLES
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                             ANNUITANT'S AGE LAST BIRTHDAY

                                                                       FEMALE AGE
                                       50                55               60                65                70
                                       --                --               --                --                --
   MALE AGE            50             3.36              3.46             3.56              3.64              3.71
                       55             3.42              3.56             3.69              3.82              3.93
                       60             3.47              3.64             3.82              3.99              4.16
                       65                               3.70             3.92              4.15              4.39
                       70                                                4.00              4.30              4.61

                                         LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                   MALE GUARANTEED PERIOD                                      FEMALE GUARANTEED PERIOD
 ANNUITANT'S ATTAINED                                           ANNUITANT'S ATTAINED
   AGE LAST BIRTHDAY      NONE      120 MONTHS    240 MONTHS     AGE LAST BIRTHDAY      NONE     120 MONTHS    240 MONTHS
   -----------------      ----      ----------    ----------     -----------------      ----     ----------    ----------
          50              3.87         3.85          3.77                50             3.59        3.58          3.55
          51              3.93         3.90          3.82                51             3.64        3.63          3.59
          52              3.99         3.96          3.87                52             3.68        3.67          3.63
          53              4.05         4.02          3.92                53             3.74        3.72          3.68
          54              4.12         4.09          3.97                54             3.79        3.78          3.72
          55              4.19         4.15          4.03                55             3.85        3.83          3.77
          56              4.27         4.22          4.08                56             3.90        3.89          3.82
          57              4.34         4.30          4.14                57             3.97        3.95          3.88
          58              4.43         4.37          4.20                58             4.03        4.01          3.93
          59              4.51         4.45          4.26                59             4.10        4.08          3.99
          60              4.60         4.54          4.32                60             4.18        4.15          4.04
          61              4.70         4.62          4.39                61             4.25        4.22          4.11
          62              4.80         4.72          4.45                62             4.34        4.30          4.17
          63              4.91         4.82          4.51                63             4.42        4.38          4.23
          64              5.03         4.92          4.58                64             4.52        4.47          4.30
          65              5.15         5.03          4.65                65             4.61        4.56          4.37
          66              5.28         5.14          4.71                66             4.72        4.66          4.44
          67              5.43         5.27          4.78                67             4.83        4.76          4.51
          68              5.58         5.39          4.84                68             4.95        4.87          4.58
          69              5.74         5.53          4.90                69             5.08        4.98          4.65
          70              5.91         5.66          4.96                70             5.21        5.10          4.72
          71              6.10         5.81          5.02                71             5.36        5.22          4.79
          72              6.30         5.96          5.08                72             5.51        5.36          4.86
          73              6.51         6.12          5.13                73             5.67        5.50          4.93
          74              6.73         6.28          5.18                74             5.85        5.65          5.00
          75              6.97         6.44          5.23                75             6.04        5.80          5.06
          76              7.23         6.61          5.27                76             6.25        5.97          5.12
          77              7.51         6.79          5.31                77             6.47        6.14          5.18
          78              7.80         6.96          5.34                78             6.71        6.32          5.23
          79              8.12         7.14          5.37                79             6.98        6.50          5.28
          80              8.46         7.32          5.40                80             7.26        6.69          5.32

                        NATIONWIDE LIFE INSURANCE COMPANY
                              ONE NATIONWIDE PLAZA
                                 P.O. BOX 16609
                            COLUMBUS, OHIO 43216-6609

                         5% ENHANCED DEATH BENEFIT RIDER


This Rider is made a part of the Certificate Agreement or Contract to which it is attached and is effective on the Date of Issue of the Certificate Agreement or Contract. Reference throughout this rider to "Contracts" shall also mean "Certificates" issued under group contracts; references to "Owner" shall also mean "Certificate Owner"; references to "Contract Value" shall also mean "Certificate Account Value"; and references to "Contract Anniversary Date" shall also mean "Certificate Anniversary Date".

The benefits described in this rider will cease upon termination of the Contract.

THE FOLLOWING LANGUAGE IS ADDED UNDER THE [DEDUCTIONS AND CHARGES ]SECTION:

     ADDITIONAL CHARGE

     For the additional Death Benefits provided by this Rider, the Company will deduct a charge at an annual maximum rate of 0.15% computed on a quarterly basis of the daily net asset value of the Variable Account. The Company reserves the right to charge less than the maximum rate.

THE PARAGRAPH WITHIN THE ["DEATH BENEFIT PAYMENT PROVISIONS"] SECTION OF THE CONTRACT WHICH DEFINES THE VALUE OF THE DEATH BENEFIT IS REPLACED BY THE
FOLLOWING:

     If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greater of: (1) the Contract Value, or (2) the 5% Interest Anniversary Value.

     The 5% Interest Anniversary Value is equal to the net of Purchase Payments and amounts surrendered, accumulated at 5% simple interest from the date of each payment or surrender to the most recent Contract Anniversary prior to the deceased Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus Purchase Payments received since that most recent Contract Anniversary. Such total accumulated amount shall not exceed 200% of the net of Purchase Payments and amounts surrendered. The adjustment for amounts subsequently surrendered after the most recent Contract Anniversary will reduce the 5% Interest Anniversary Value in the same proportion that the Contract Value was reduced on the date of the partial surrender.

THE FOLLOWING PROVISION IS ADDED AFTER THE ["WITHDRAWALS WITHOUT CHARGES"]
SECTION:

ADDITIONAL WAIVER OF SURRENDER CHARGES

The surrender charge will not apply if the Owner is confined to a Long Term Care Facility or Hospital for a continuous 90 day period commencing on or after the third Contract Anniversary Date. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends. Also, the surrender charge will not apply if the Owner is diagnosed by a Physician to have a Terminal Illness at any time the Contract is in force.

Written notice and proof of Terminal Illness or confinement for 90 days in a Hospital or Long Term Care Facility must be received in a form satisfactory to the Company and recorded at the Home Office prior to the waiver of surrender charges.

     "Confined" means confined as a patient. To be covered, confinement must commence on or after the third Contract Anniversary Date and be required by sickness or injury. Such confinement must have been upon the written recommendation of a physician.

     "Injury" means accidental bodily injury which is sustained while this Contract is in force.

     "Sickness" means sickness or disease which manifests itself while this Contract is in force.

     "Physician" means a person who is state licensed to give medical care or treatment and is acting within the scope of that license. This person cannot be the Owner, the Annuitant, Contingent Annuitant, nor a member of the immediate family of these persons.

     "Terminal Illness" means diagnosis of an illness by a Physician which is expected to result in death within 12 months of diagnosis. The diagnosis of "Terminal Illness" must occur after the Contract is in force.

     "Long Term Care Facility" means a state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: A place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Owner's immediate family.

     "Skilled Nursing Facility" means a licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

     "Intermediate Care Facility" means a licensed facility which is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

     "Hospital" means a state licensed facility which is operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.


/s/ Gordan E. McCutchan                            /s/ Joseph J. Gasper
                  Secretary                                          President

                        NATIONWIDE LIFE INSURANCE COMPANY
                              ONE NATIONWIDE PLAZA
                                 P.O. BOX 16609
                            COLUMBUS, OHIO 43216-6609

                MAXIMUM ANNIVERSARY ENHANCED DEATH BENEFIT RIDER


This Rider is made a part of the Certificate Agreement or Contract to which it is attached and is effective on the Date of Issue of the Certificate Agreement or Contract. Reference throughout this rider to "Contracts" shall also mean "Certificates" issued under group contracts; references to "Owner" shall also mean "Certificate Owner"; references to "Contract Value" shall also mean "Certificate Account Value"; and references to "Contract Anniversary Date" shall also mean "Certificate Anniversary Date".

The benefits described in this rider will cease upon termination of the Contract.

THE FOLLOWING LANGUAGE IS ADDED UNDER THE ["DEDUCTIONS AND CHARGES"] SECTION:

     ADDITIONAL CHARGE

     For the additional Death Benefits provided by this Rider, the Company will deduct a charge at an annual maximum rate of 0.15% computed on a quarterly basis of the daily net asset value of the Variable Account. The Company reserves the right to charge less than the maximum rate.

THE PARAGRAPH WITHIN THE ["DEATH BENEFIT PAYMENT PROVISIONS"] SECTION OF THE CONTRACT WHICH DEFINES THE VALUE OF THE DEATH BENEFIT IS REPLACED BY THE
FOLLOWING:

     If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of: (1) the Contract Account Value; or (2) the sum of all Purchase Payments, less an adjustment for amounts surrendered; or (3) the greatest Contract Value on any Contract Anniversary Date prior to the deceased Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus Purchase Payments received after that Contract Anniversary Date.

     The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.


THE FOLLOWING PROVISION IS ADDED AFTER THE ["WITHDRAWALS WITHOUT CHARGES"]
SECTION:

ADDITIONAL WAIVER OF SURRENDER CHARGES

The surrender charge will not apply if the Owner is confined to a Long Term Care Facility or Hospital for a continuous 90 day period commencing on or after the third Contract Anniversary Date. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends. Also, the surrender charge will not apply if the Owner is diagnosed by a Physician to have a Terminal Illness at any time the Contract is in force.

Written notice and proof of Terminal Illness or confinement for 90 days in a Hospital or Long Term Care Facility must be received in a form satisfactory to the Company and recorded at the Home Office prior to the waiver of surrender charges.

          "Confined" means confined as a patient. To be covered, confinement must commence on or after the third Contract Anniversary Date and be required by sickness or injury. Such confinement must have been upon the written recommendation of a physician.

          "Injury" means accidental bodily injury which is sustained while this Contract is in force.

          "Sickness" means sickness or disease which manifests itself while this Contract is in force.

          "Physician" means a person who is state licensed to give medical care or treatment and is acting within the scope of that license. This person cannot be the Owner, the Annuitant, Contingent Annuitant, nor a member of the immediate family of these persons.

          "Terminal Illness" means diagnosis of an illness by a Physician which is expected to result in death within 12 months of diagnosis. The diagnosis of "Terminal Illness" must occur after the Contract is in force.

          "Long Term Care Facility" means a state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: A place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Owner's immediate family.

          "Skilled Nursing Facility" means a licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

          "Intermediate Care Facility" means a licensed facility which is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

          "Hospital" means a state licensed facility which is operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); or a licensed practical nurse (L.P.N.); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.


/s/ Gordan E. McCutchan                            /s/ Joseph J. Gasper
                  Secretary                                          President

                                       2